Exhibit 99.1

WordLogic Unveils US Television and Online Retail Ad Campaign for New Product Launch

VANCOUVER, June 3 /PRNewswire-FirstCall/ -- WordLogic Corporation (OTC Bulletin Board:WLGC.ob - News), a leading-edge technology company developing advanced methods of text and information entry, including advanced input, announced the debut of its first advertising campaign promoting direct retail sales of WordLogic software products to the American public, reports Frank Evanshen, CEO, WordLogic Corporation.

WordLogic's ad agency, Advidea Inc. is producing the US consumer broadcast campaign, which debuts its first one-minute infomercial on CNBC. "Power Lunch," Monday, June 14th, 2010, running on the program throughout the week. The infomercial also airs on another National CNBC program each day that week after market hours and debuts on Bloomberg Television.

This represents the first leg of WordLogic's broadcast ad campaign, which plans to spread its wings to multiple broadcast outlets this summer.

In preparation for its retail product line launch, WordLogic is revamping its current corporate, business to business and investor relations web presence. Creative Web, Inc. will unveil a state-of-the-art e-commerce WordLogic site featuring retail sales and an expanded product line.

WordLogic call center facilities are in place to accept orders and U.S.-based Custom USB will handle software downloading and shipping and handling.

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications.  WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration.  Company information: Head office: 650 West Georgia Street, STE 2400, Vancouver, BC, Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.